EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

ECHOSTAR CORPORATION

ARTICLE I

Name

The name of the corporation shall be ECHOSTAR CORPORATION (the “Corporation”).

ARTICLE II

Period of Duration

The Corporation shall exist in perpetuity, from and after the date of filing of its original Articles of Incorporation with the Secretary of State of the State of Nevada unless dissolved according to law.

ARTICLE III

Purposes

The purpose for which this Corporation is organized is to engage in any lawful acts and activities for which corporations may be organized under the laws of the State of Nevada and to exercise any powers permitted to corporations under the laws of the State of Nevada.

ARTICLE IV

Capital
1. Authorized Capital Stock. The total number of shares of capital stock which the Corporation is authorized to issue shall be 4,020,000,000 shares, consisting of 4,000,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 20,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).
2. Common Stock. Of the 4,000,000,000 shares of authorized Common Stock, 1,600,000,000 shares shall be designated Class A Common Stock (“Class A Common Stock”), 800,000,000 shares shall be designated Class B Common Stock (“Class B Common Stock”), 800,000,000 shares shall be designated Class C Common Stock (“Class C Common Stock”) and 800,000,000 shares shall be designated Class D Common Stock (“Class D Common Stock”).

3. Preferred Stock. The Board of Directors of the Corporation is hereby authorized to provide, by resolution or resolutions adopted by such Board, for the issuance of Preferred Stock from time to time in one or more classes and/or series, to establish the number of shares of each such class or series, and to fix the powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any of the shares of each such class or series, all to the full extent permitted by the Nevada Revised Statutes (the “NRS”), or any successor law(s) of the State of Nevada. Without limiting the generality of the foregoing, the Board of Directors is authorized to provide that shares of a class or series of Preferred Stock:
(1)are entitled to cumulative, partially cumulative or noncumulative dividends or other distributions payable in cash, capital stock or indebtedness of the Corporation or other property, at such times and in such amounts as are set forth in the Board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;
(2)are entitled to a preference with respect to payment of dividends over one or more other classes and/or series of capital stock of the Corporation;
(3)are entitled to a preference with respect to any distribution of assets of the Corporation its liquidation, dissolution or winding up over one or more other classes and/or series of capital stock of the Corporation in such amount as is set forth in the Board resolutions establishing such class or series or as is determined in a manner specified in such resolutions;
(4)are redeemable or exchangeable at the option of the Corporation and/or on a mandatory basis for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the Board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;
(5)are entitled to the benefits of such sinking fund, if any, as is required to be established by the Corporation for the redemption and/or purchase of such shares by the Board resolutions establishing such class or series;
(6)are convertible at the option of the holders thereof into shares of any other class or series of capital stock of the Corporation, at such times or upon the occurrence of such events, and upon such terms, as are set forth in the Board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;
(7)are exchangeable at the option of the holders thereof for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the Board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;
(8)are entitled to such voting rights, if any, as are specified in the Board resolutions establishing such class or series (including, without limiting the generality of

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the foregoing, the right to elect one or more directors voting alone as a single class or series or together with one or more other classes and/or series of Preferred Stock, if so specified by such Board resolutions) at all times or upon the occurrence of specified events; and
(9)are subject to restrictions on the issuance of additional shares of Preferred Stock of such class or series or of any other class or series, or on the reissuance of shares of Preferred Stock of such class or series or of any other class or series, or on increases or decreases in the number of authorized shares of Preferred Stock of such class or series or of any other class or series.

Without limiting the generality of the foregoing authorizations, any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of a class or series of Preferred Stock may be made dependent upon facts ascertainable outside the Board resolutions establishing such class or series, all to the full extent permitted by the NRS. Unless otherwise specified in the Board resolutions establishing a class or series of Preferred Stock, holders of a class or series of Preferred Stock shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote and shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation.

ARTICLE V

Voting and Conversion Rights
1. Voting Rights.
(a)Except as otherwise required by law or, in any Preferred Stock Statement and Certificate of Designations, Preferences and Rights (“Certificate of Designations”), with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of any outstanding shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Preferred Stock shall vote together without regard to class, and every holder of any outstanding shares of the Class A Common Stock and Class C Common Stock shall be entitled to cast one vote in person or by proxy for each share of the Class A Common Stock and Class C Common Stock held by such holder; every holder of any outstanding shares of Class B Common Stock shall be entitled to cast ten votes in person or by proxy for each share of Class B Common Stock held by such holder; and every holder of any outstanding shares of Preferred Stock shall be entitled to cast, in person or by proxy for each share of Preferred Stock held by such holder, the number of votes specified in the applicable Certificate of Designations; provided however, in the event of a “Change in Control” of the Corporation, the holders of any outstanding shares of Class C Common Stock shall be entitled to cast ten votes in person or by proxy for each share of Class C Common Stock held by such holder. The Class D Common Stock shall be non-voting stock. As used herein, a “Change of Control” of the Corporation means: (i) any transaction or series of transactions, the result of which is that the Principals and their Related Parties (as such terms are hereinafter defined), or an entity controlled by the Principals and their Related Parties, cease to be the “beneficial owners” (as defined in Rule 13(d) (3) under the Securities Exchange Act of 1934) of at least 30% of the total equity interests of the Corporation and to have the voting power to elect at least a

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majority of the Board of Directors of the Corporation; or (ii) the first day on which a majority of the members of the Board of Directors of the Corporation are not continuing directors. “Principals” means Charles W. Ergen, James DeFranco, and David K. Moskowitz. “Related Parties” means, with respect to any Principal: (y) the spouse and each immediate family member of such Principal; and (z) each trust, corporation, partnership or other entity of which such Principal beneficially holds an 80% or more controlling interest.
(b)A quorum for the purpose of shareholder meeting shall consist of a majority of the voting power of the Corporation. If a quorum is present, the effective vote of a majority of the voting power represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater proportion or number is required by any provisions contained in the NRS. Notwithstanding any provisions contained in the NRS requiring the vote of shares possessing two-thirds of the voting power of the Corporation to take action, absent a provision herein to the contrary, in the case of such provisions the affirmative vote of a majority of the voting power shall be the act of the shareholders.
(c)Holders of Common Stock shall not be entitled to cumulate their votes in the election of directors and shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation. Subject to any preferential rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive their pro rata shares, based upon the number of shares of Common Stock held by them, of such dividends or other distributions as may be declared by the Board of Directors from time to time and of any distribution of the assets of the Corporation upon its liquidation, dissolution or winding up, whether voluntary or involuntary.
2. Conversion Rights.
(a)Each share of Class B Common Stock and Class C Common Stock shall be convertible at the option of the holder thereof into Class A Common Stock of the Corporation in accordance with this Article V. In order to exercise the conversion privilege, a holder of Class B Common Stock or Class C Common Stock shall surrender the certificate evidencing such Class B Common Stock or Class C Common Stock to the Corporation at its principal office, duly endorsed to the Corporation or, in the case of uncertificated shares, instruct the Corporation’s transfer agent to surrender such shares to the Corporation and, in either case, accompanied by written notice to the Corporation that the holder thereof elects to convert a specified portion or all of such shares. Class B Common Stock or Class C Common Stock converted at the option of the holder shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions or, in the case of uncertificated shares, on the day in which the Corporation’s transfer agent receives instruction to effect a book entry transfer to the Corporation, and at such time the rights of the holder of such Class B Common Stock or Class C Common Stock, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of Class A Common Stock issuable upon conversion. As promptly as practicable on or after the conversion date, the Corporation shall issue and mail or deliver to such holder a certificate or certificates for the number of Class A Common Stock issuable upon conversion or shall instruct the Corporation’s transfer agent to effect a book entry transfer to reflect such Class A Common Stock issuable upon conversion, computed to the nearest one hundredth of a full share, and a certificate or

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certificates or book entry transfer for the balance of Class B Common Stock or Class C Common Stock surrendered, if any, not so converted into Class A Common Stock.
(b)The Class B Common Stock and Class C Common Stock shall be convertible into one share of Class A Common Stock for each share of Class B Common Stock or Class C Common Stock so converted (the “Conversion Rate”). In the event the Corporation shall at any time subdivide or split its outstanding Class A Common Stock, into a greater number of shares or declare any dividend payable in Class A Common Stock, the Conversion Rate in effect immediately prior to such subdivision, split or dividend shall be proportionately increased, and conversely, in case the outstanding Class A Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination shall be proportionately decreased.
(c)Upon any adjustment of the Conversion Rate then and in each such case the Corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of Class B Common Stock and Class C Common Stock at the addresses of such holders as shown on the books of the Corporation, which notice shall state the Conversion Rate resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of Class B Common Stock or Class C Common Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.
(d)The holders of Class B Common Stock and Class C Common Stock shall have the following rights to certain properties received by the holders of Class A Common Stock:
(i)In case the Corporation shall declare a dividend or distribution upon Class A Common Stock payable other than in cash out of earnings or surplus or other than in Class A Common Stock, then thereafter each holder of Class B Common Stock or Class C Common Stock upon the conversion thereof will be entitled to receive the number of shares of Class A Common Stock into which such Class B Common Stock or Class C Common Stock shall be converted, and, in addition and without payment therefor, the property which such holder would have received as a dividend if continuously since the record date for any such dividend or distribution such holder: (A) had been the record holder of the number of Class A Common Stock then received; and (B) had retained all dividends or distributions originating directly or indirectly from such Class A Common Stock.
(ii)If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Class A Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for a Class A Common, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of Class B Common Stock and Class C Common

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Stock shall thereafter have the right to receive, in lieu of Class A Common Stock of the Corporation immediately theretofore receivable upon the conversion of such Class B Common Stock and Class C Common Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding Class A Common Stock equal to the number of Class A Common Stock immediately theretofore receivable upon the conversion or such Class B Common Stock and Class C Common Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of the Class B Common Stock and Class C Common Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Rate and of the number of shares receivable upon the conversion of such Class B Common Stock and Class C Common Stock) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of such Class B Common Stock and Class C Common Stock. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger or sale, unless prior to the consummation thereof the surviving corporation (if other than the Corporation), the corporation resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of the Class B Common Stock and Class C Common Stock at the last address of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.
(e)In case at any time:
(iii)the Corporation shall pay any dividend payable in stock upon Class A Common Stock or make any distribution (other than regular cash dividends to the holders of Class A Common Stock); or
(iv)the Corporation shall offer for subscription pro rata to the holders of Class A Common Stock any additional shares of stock of any class or other rights; or
(v)there shall be any capital reorganization, reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets, to another corporation (provided however, that this provision shall not be applicable to the merger or consolidation of the Corporation with or into another corporation if, following such merger or consolidation, the shareholders of the Corporation immediately prior to such merger or consolidation own at least 80% of the equity of the combined entity); or
(vi)there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

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then, in any one or more of the aforesaid cases, the Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the holders of Class B Common Stock and Class C Common Stock at the addresses of such holders as shown on the books of the Corporation, of the date on which: (A) the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights; or (B) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Class A Common Stock of record shall participate in such dividend, distribution, or subscription rights, or shall be entitled to exchange their Class A Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Corporation’s transfer books are closed in respect thereto.

ARTICLE VI

Board of Directors

The name and addresses of the first board of directors, which shall be seven (7) in number, are as follows:

NAME	ADDRESS

Charles W. Ergen	90 Inverness Circle East, Englewood, CO 80112
Michael T. Dugan	90 Inverness Circle East, Englewood, CO 80112
David K. Moskowitz	90 Inverness Circle East, Englewood, CO 80112
Carl E. Vogel	90 Inverness Circle East, Englewood, CO 80112
Stephen R. Goodbarn	90 Inverness Circle East, Englewood, CO 80112
Tom A. Ortolf	90 Inverness Circle East, Englewood, CO 80112
C. Michael Schroeder	90 Inverness Circle East, Englewood, CO 80112

The number of directors shall be increased or decreased as prescribed by the Bylaws of the Corporation.

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ARTICLE VII

Right of Directors to Contract with Corporation

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and the same are in furtherance of and not in limitation of the powers conferred by law.

1. No contract or other transaction between this Corporation and one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or solely because their votes are counted for such purpose if:
(a)The material facts as to such relationship or interest and as to the contract or transaction are disclosed or are otherwise known to the Board of Directors or committee and the Board or committee authorizes, approves, or ratifies such contract or transaction by the affirmative vote of a majority of the disinterested directors, even though such directors are less than a quorum; or
(b)The material facts of such relationship or interest and as to the contract or transaction are disclosed or are otherwise known to the shareholders entitled to vote thereon and they authorize, approve or ratify such contract or transaction by vote or written consent; or
(c)The contract or transaction is fair and reasonable to the Corporation.
2. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.
ARTICLE VIII

Corporate Opportunity
1. Certain Acknowledgements; Definitions. The provisions of this Article VIII shall, to the fullest extent permitted by law, delineate the doctrine of “corporate opportunities,” as it applies to the Corporation, define the conduct of certain affairs of the Corporation and its Subsidiaries and the Corporation’s and its Subsidiaries’ directors and officers as they may involve EchoStar Communications Corporation (“EchoStar”) and its Subsidiaries, and the powers, rights, duties and liabilities of the Corporation and its Subsidiaries and the Corporation’s and its Subsidiaries’ directors, officers and employees in connection therewith. In recognition and anticipation that (a) directors and officers of the Corporation and its Subsidiaries may serve as directors, officers and employees of EchoStar and its Subsidiaries, (b) the Corporation and its Subsidiaries, directly or indirectly, may engage and are expected to continue to engage in the same, similar or related lines of business as those engaged in by EchoStar and its Subsidiaries

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and other business activities that overlap with or compete with those in which EchoStar and its Subsidiaries may engage, (c) the Corporation and its Subsidiaries may have an interest in the same areas of business opportunity as EchoStar and its Subsidiaries, (d) the Corporation and its Subsidiaries may engage in material business transactions with EchoStar and its Subsidiaries, including, without limitation, receiving services from, providing services to or being a significant customer or supplier to EchoStar and its Subsidiaries, and that the Corporation, EchoStar and/or one or more of their respective Subsidiaries may benefit from such transactions, and (e) as a consequence of the foregoing, it is in the best interests of the Corporation that the rights of the Corporation and its Subsidiaries, and the duties of any directors or officers of the Corporation or any of its Subsidiaries, be determined and delineated in respect of (x) any transactions between the Corporation and its Subsidiaries, on the one hand, and EchoStar and its Subsidiaries, on the other hand, and (y) any potential transactions or matters that may be presented to officers and directors or the Corporation and its Subsidiaries, or of which such officers or directors may otherwise become aware, which potential transactions or matters may constitute business opportunities of the Corporation or any of its Subsidiaries, and in recognition of the benefits to be derived by the Corporation and its Subsidiaries through its continued contractual, corporate and business relations with EchoStar and its Subsidiaries and of the benefits to be derived by the Corporation and its Subsidiaries by the possible service as directors or officers of the Corporation and its Subsidiaries of persons who may also serve from time to time as directors, officers and employees of EchoStar or any of its Subsidiaries, the provisions of this Article VIII shall, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation and its Subsidiaries in relation to EchoStar and its Subsidiaries, and as such conduct and affairs may involve EchoStar’s and its Subsidiaries directors, officers and employees, and the powers, rights, duties and liabilities of the Corporation and its Subsidiaries and their respective officers and directors in connection therewith and in connection with any potential business opportunities of the Corporation and its Subsidiaries. Any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article VIII. For purposes of this Article VIII, “Control” and derivative terms means the possession of the power to direct or cause the direction of the management and policies of a person, whether through the possession of voting securities, by contract or otherwise; and “Subsidiary” means, with respect to any person, any other person that such first person directly or indirectly Controls. References in this Article VIII to “directors,” “officers” or “employees” of any person shall be deemed to include those persons who hold similar positions or exercise similar powers and authority with respect to any such person that is a limited liability company, partnership, joint venture or other non-corporate entity or any close corporation governed directly by its stockholders.
2. Certain Agreements and Transactions Permitted. No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Corporation and/or any of its Subsidiaries, on the one hand, and EchoStar and/or any of its Subsidiaries, on the other hand, before the Corporation ceased to be a wholly-owned subsidiary of EchoStar shall be void or voidable or be considered unfair to the Corporation or any of its Subsidiaries for the reason that EchoStar or any of its Subsidiaries is a party thereto, or because any directors, officers or employees of EchoStar or a Subsidiary of EchoStar are a party thereto, or because any directors, officers or employees of EchoStar or a Subsidiary of EchoStar were present at or participated in any meeting of the board of directors, or committee thereof, of

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the Corporation, or the board of directors, or committee thereof, of any Subsidiary of the Corporation, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. The Corporation may from time to time enter into and perform, and cause or permit any of its Subsidiaries to enter into and perform, one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with EchoStar or any Subsidiary thereof pursuant to which the Corporation or a Subsidiary thereof, on the one hand, and EchoStar or a Subsidiary thereof, on the other hand, agree to engage in contracts, agreements, arrangements or transactions of any kind or nature with each other, or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and cause their respective directors, officers and employees (including any such persons who are directors, officers or employees of both) to allocate opportunities between, or to refer opportunities to, each other. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (nor any such amendments, modifications or supplements), nor the performance thereof by the Corporation, EchoStar or any Subsidiary of the Corporation or EchoStar, shall be considered contrary to any fiduciary duty owed to the Corporation (or to any Subsidiary of the Corporation, or to any stockholder of the Corporation or any of its Subsidiaries) by any director or officer of the Corporation (or by any director or officer of any Subsidiary of the Corporation) who is also a director, officer or employee of EchoStar or any Subsidiary thereof. To the fullest extent permitted by law, no director or officer of the Corporation or any Subsidiary of the Corporation who is also a director, officer or employee of EchoStar or any Subsidiary thereof shall have or be under any fiduciary duty to the Corporation (or to any Subsidiary of the Corporation, or to any stockholder of the Corporation of any of its Subsidiaries) to refrain from acting on behalf of the Corporation or EchoStar, or any of their respective Subsidiaries, in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms and each such director or officer of the Corporation or any Subsidiary of the Corporation who is also a director, officer or employee of EchoStar or any Subsidiary thereof shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and shall be deemed not to have breached his or her duties of loyalty to the Corporation and their respective stockholders, and not to have derived an improper personal benefit therefrom.
3.      Duties of Directors and Officers Regarding Potential Business Opportunities; No Liability for Certain Acts or Omissions.    If a director or officer of the Corporation or any Subsidiary of the Corporation is offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its Subsidiaries (any such transaction or matter, and any such actual or potential business opportunity, a "Potential Business Opportunity"), such director or officer shall, to the fullest extent permitted by law, have no duty or obligation to refer such Potential Business Opportunity to the Corporation or any of its Subsidiaries, or to refrain from referring such Potential Business Opportunity to any other person, or to give any notice to the Corporation or any of its Subsidiaries regarding such Potential Business Opportunity (or any matter relating thereto), and such director or officer will not be liable to the Corporation or any of its Subsidiaries, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Corporation or any of its Subsidiaries, or for referring such Potential Business Opportunity to any other person, or for any failure to give any notice to the

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Corporation or any of its Subsidiaries regarding such Potential Business Opportunity or any matter relating thereto, unless all of the following conditions are satisfied: (A) the Corporation has expressed an interest in such business opportunity as determined from time to time by the Corporation’s Board of Directors as evidenced by resolutions appearing in the Corporation’s minutes; (B) such Potential Business Opportunity was expressly offered to such director or officer solely in his or her capacity as a director or officer of the Corporation or as a director or officer of any Subsidiary of the Corporation; and (C) such opportunity relates to a line of business in which the Corporation or any Subsidiary of the Corporation is then directly engaged. In the event the preceding conditions are satisfied with respect to a particular Potential Business Opportunity, then such Potential Business Opportunity shall be offered first to the Corporation. In the event the preceding conditions are satisfied and the Corporation declines to pursue such Potential Business Opportunity, the directors, officers and other members of management of the Corporation shall be free to engage in such Potential Business Opportunity on their own and this paragraph shall not limit the right of any director, officer or other member of management of the Corporation to continue a business existing prior to the time that such area of interest is designated by the Corporation. This paragraph shall not be construed to release any employee of this Corporation (other than a director, officer or member of management) from any duties which may be owed to this Corporation.
4. Amendment of Article VIII. No alteration, amendment or repeal, or adoption of any provision inconsistent with, any provision of this Article VIII shall have any effect upon (a) any agreement between the Corporation or a Subsidiary thereof and EchoStar or a Subsidiary thereof that was entered into before such time or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after such time, (b) any transaction entered into between the Corporation or a Subsidiary thereof and EchoStar or a Subsidiary thereof before such time, (c) the allocation of any business opportunity between the Corporation or a Subsidiary thereof and EchoStar or a Subsidiary thereof before such time, or (d) any duty or obligation owed by any director or officer of the Corporation or any Subsidiary of the Corporation (or the absence of any such duty or obligation) with respect to any potential business opportunities of the Corporation or any Subsidiary of the Corporation which such director or officer was offered, or of which such director or officer otherwise became aware, before such time.
5. Renunciation. In addition to, and notwithstanding the foregoing provisions of this Article VIII, a potential transaction or business opportunity (1) that the Corporation or its Subsidiaries is not financially able, contractually permitted or legally able to undertake, or (2) that is, from its nature, not in the line of the Corporation’s or its Subsidiaries’ business, is of no practical advantage to the Corporation or its Subsidiaries or that is one in which the Corporation or its Subsidiaries has no interest or reasonable expectancy, shall not, in any such case, be deemed to constitute a corporate opportunity belonging to the Corporation, or any of its Subsidiaries, and the Corporation, on behalf of itself and each Subsidiary, to the fullest extent permitted by law, hereby renounces any interest therein.
6. Termination. Notwithstanding anything in these Articles of Incorporation to the contrary, the provisions of Sections 2 and 4(a)-(c) of this Article VIII shall automatically terminate, expire and have no further force and effect from and after the date on which no the Corporation director or officer is also an EchoStar director, officer or employee.

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7. Deemed Notice. Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article VIII.
8. Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Article VIII shall not affect the other provisions or parts hereof, and this Article VIII shall be enforced to the maximum extent permissible, and the remaining provisions of this Article VIII shall be unaffected thereby and will remain in full force and effect.
ARTICLE IX

Indemnification of Officers, Directors and Others
1. To the full extent permitted by the NRS, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit in proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines an amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.
2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

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3. To the extent that a director, officer, employee, fiduciary or agent of a corporation has been wholly successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs 1 and 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith.
4. Any indemnification under paragraphs 1 and 2 of this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs 1 and 2. Such determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.
5. Expenses (including attorneys fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation as they are incurred and in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in paragraph 4 of this Article IX upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined by a final order of a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.
6. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article IX.
7. In addition to the forgoing, the Corporation shall have the power to indemnify current or former directors, officer, employees and agents to the fullest extent provided by law.
ARTICLE X

Director Liability

To the fullest extent permitted by the NRS, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

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ARTICLE XI

Incorporator

The name and address of the sole incorporator of the Corporation is as follows: EchoStar Satellite Operating Corporation (By: R. Stanton Dodge, Executive Vice President, General Counsel and Secretary), 9601 S. Meridian Blvd., Englewood, CO 80112.

ARTICLE XII

Registered Office and Registered Agent

The address of the registered office of the Corporation is 502 East John Street, Carson City, Nevada 89706. The name of the Corporation’s resident agent at that address is CSC Services of Nevada, Inc. Either the registered office or the registered agent may be changed in the manner permitted by law.

ARTICLE XIII

Exclusive Forum

To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada shall be the sole and exclusive forum for any and all actions, suits or proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”); (1) brought in the name or right of the Corporation or on its behalf; (2) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (3) arising or asserting a claim arising pursuant to any provision of Nevada Revised Statutes Chapters 78 or 92A or any provision of the Articles of Incorporation or Bylaws of the Corporation; (4) to interpret, apply, enforce or determine the validity of the Articles of Incorporation or Bylaws of the Corporation; or (5) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such Action, then any other state district court located in the State of Nevada shall be the sole and exclusive forum for such Action. In the event that no state district court in the State of Nevada has jurisdiction over any such Action, then a federal court located within the State of Nevada shall be the sole and exclusive forum for such Action.

Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice of and to have consented to all of the provisions of the Articles of Incorporation (including without limitation, the foregoing amendment thereto) and Bylaws of the Corporation, and any amendment to the Articles of Incorporation or the Bylaws enacted or adopted in accordance with the Articles of Incorporation, the Bylaws and applicable law.

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